CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2026, with respect to the consolidated financial statements included in the Annual Report of Cardinal Infrastructure Group Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Cardinal Infrastructure Group Inc. on Form S-8 (File No. 333-292034).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 23, 2026